NON-EXCLUSIVE SOFTWARE LICENSE AGREEMENT (InfoPointTM for 340Basics)

This Nonexclusive Software License Agreement ("Agreement") is entered into, effective as of January 2, 2014 (the "Effective Date"), by and between Genex Consulting, LLC, having a place of business at 103 Carnegie Center, Ste. 300, Princeton, NJ 08540 (hereinafter "GENEX") and 340Basics Inc. having a place of business at 66 Ford Rd #230, Denville, NJ 07834 (hereinafter "340Basics").

WHEREAS, GENEX has expertise in the area of software development, consultancy and support, and GENEX has developed and owns certain proprietary software for pharmacy benefit management and sales, known as InfoPointTM, which is a proprietary software to support pharmacy benefit management, including member eligibility, claims recording/reporting, member details, billing, mail-order pharmacy sales, and has moreover adapted and optimized one version of this software specifically to support compliance with the 340B Drug Pricing Program of the Public Health Service Act (the 340B Program), and as well as developing and maintaining associated functions and websites;

WHEREAS 340Basics is a company providing services to entities covered by the 340B programs, such as clinics, hospitals and pharmacies, particularly services relating to 340B Program reporting and compliance issues, whereas 340Basics uses and desires to continue to use InfoPointTM software in its business, and further desires to receive software consultancy and support services from GENEX,

NOW, THEREFORE, in consideration of the mutual covenants of the parties and for other good and valuable consideration, the Parties hereby agree as follows:

1.        DEFINITIONS

a) "Licensed Software" refers to the following software, as currently existing and used by 340Basics and as improved or modified during the term of this Agreement: (i) InfoPointTM , which is a suite of related software products for pharmacy benefit management, including the following components: Member Login, Client Login, Eligibility System, FileShare, Adminstrator Reporting, and Customer Service System, (ii) software to support pharmacy operations, including Billing, Pharmacy Sales, Claims Processing, Reports and Management Dashboard, (iii) software specifically to support compliance with the 340B Program and to optimize the foregoing software for use by entities subject to the 340B Program, and (iv) websites where the foregoing software is made accessible to users.

b) "340Basics Products" refers to pharmacy benefit management services and products provided by 340Basics to its customers, particularly in connection with pharmaceuticals sold pursuant to the 340B Drug Pricing Program of the Public Health Service Act, including compliance with the 340B requirements, processing and paying prescription drug claims, developing and maintaining formularies, contracting with pharmacies, negotiating discounts and rebates with drug suppliers, providing and administering prescription benefit plans, and providing mail-order pharmacy sales and service.

2.       LICENSE GRANT AND OWNERSHIP OF LICENSED SOFTWARE

a)      Subject to the terms of this Agreement, GENEX grants to 340Basics a worldwide, nonexclusive, non-transferable limited license to use the Licensed Software in connection with 340Basics Products.

b)      The Licensed Software and any improvements thereon shall remain the property of GENEX, protected by applicable intellectual property law, including trade secret and copyright law. 340Basics shall have no right to sublicense, assign or otherwise transfer all or any portion of the Licensed Software or to use the Licensed Software for any purpose except as expressly set forth in the Agreement.

c)      340Basics will not, during the term of this Agreement or any time thereafter, attempt to access or modify, misappropriate or make any copy of the Licensed Software, nor assist or encourage others in doing so, nor attack, dispute or contest, directly or indirectly, GENEX's exclusive right, title and interest in or to the Licensed Software or the validity of the GENEX's ownership thereof.

3.       SOFTWARE HOSTING, SUPPORT AND CONSULTING

a) Subject to the terms of this Agreement, GENEX grants to 340Basics a worldwide, nonexclusive, non-transferable limited license to use the Licensed Software in connection with 340Basics Products.

b)      The Licensed Software and any improvements thereon shall remain the property of GENEX, protected by applicable intellectual property law, including trade secret and copyright law. 340Basics shall have no right to sublicense, assign or otherwise transfer all or any portion of the Licensed Software or to use the Licensed Software for any purpose except as expressly set forth in the Agreement.

c)      340Basics will not, during the term of this Agreement or any time thereafter, attempt to access or modify, misappropriate or make any copy of the Licensed Software, nor assist or encourage others in doing so, nor attack, dispute or contest, directly or indirectly, GENEX's exclusive right, title and interest in or to the Licensed Software or the validity of the GENEX's ownership thereof.

4.        SOFTWARE HOSTING, SUPPORT AND CONSULTING

a)      The Licensed Software will be hosted on dedicated servers set up and maintained by GENEX. Genex will obtain necessary operating system software, including SQL server license, FileShare access, Secure FTP server software, SSL certificates, EDI software, and backup and disaster recovery software and storage, e.g., Microsoft Azure.

b)      GENEX will provide support for the Licensed Software as follows:

i)        Set-up, customization and training.

ii)      Account Managers available by phone during normal business hours, Monday through Friday.

iii)    340Basics's technical lead will be able to contact GENEX's Lead Technical Engineer via cell phone for support.

iv)    GENEX will respond to most requests within 24 hours, critical issues will be responded to same day.

v)      Genex will proactively maintain and monitor the server.

5. PAYMENT

a) 340Basics will pay GENEX as follows:

SERVICE	FEE
1) Initial license and one-time set-up fee	$ ($35,000 less credit of for money already paid)
2) Monthly server operation and support, including maintenance and backup for current level of service providing up to 8 feeds (data push/pull).	$4250/month
3) Additional monthly server cost for each feed in excess of 8 (exclusive of initial customization cost to set up feed)	$75/month/feed
4) Monthly basic license fee for Genex 340BasicsTm suite (Client Login, Member Login, Eligibility, Customer Service, FileShare)	$4500/month
5) User volume license fee for Genex 340BasicsTm suite (Client Login, Member Login, Eligibility, Customer Service, FileShare)

•         1 to 99,999 end users (including members, patients and employees): Included in basic license fee above.

•         100,000 - 199,000 m/p/e: Basic fee plus .20 per additional end user.

•         Over 250,000: Additional $.15 per additional end user.

6) Monthly hosting and support for website	$ Included on PCA agreement
7) Monthly hosting and support for Mobile CoPay Calculator	$50/month

8)      Server support in excess of four hours per month
(up to 4 hours of support each month is included in the monthly server operation and support fee; these support hours do not carry over from month to month), as required by 340Basics

$150/hr
9) Customization support, as required by 340Basics	$125/hr
10) Offsite development, as required by 340Basics	$65/hr
11) Onsite development, as required by 340Basics	$75/hr
12) Business analysis, testing, documentation, as required by 340Basics	$65/hr

b)      The regular monthly payments (items 2-7 above) will be paid on a quarterly basis, payment for the three months in each quarter to be provided no later than the first day of that quarter. All other payments will be made against monthly invoice, payable within 10 days of receipt. Any out-of-pocket charges will be reimbursed at cost.

c)      Genex may, without terminating this Agreement, suspend any services during any period in which 340Basics is delinquent or in dispute in the payment of fees owing to Genex, or otherwise in breach of this Agreement. Past due amounts owed hereunder shall accrue interest at a monthly rate of 1.5%, compounded monthly, and Genex shall be entitled to recover costs and reasonable attorney's fees in connection with any collection action for monies owed hereunder.

d)      Genex shall have the right to increase the prices in subsection 4(a) hereof upon the anniversary of this Agreement; provided however that any such annual increase shall not exceed the greater of five percent (5%) or the US Department of Labor Consumer Price Index for All Urban Consumers (CPI-U) for the preceding 12 month period. Notwithstanding the foregoing, Genex shall have the right to increase the Server Operation and Support fee (item 2 in subsection 4(a) above) to offset the imposition or increase of any rates charged by the communications common carriers or Genex's timesharing or database suppliers, or if any change in the rules, regulations or operating procedures of any service supplier or any cognizant federal, state or local governmental agency or regulatory authority results in an increase in the cost of providing the services requested by 340Basics. Any such increase shall become effective as to 340Basics on the same day as such increase becomes effective as to Genex.

6.        WARRANTY AND INDEMNIFICATION

a) 340Basics Indemnity: 340Basics will defend, indemnify and hold GENEX harmless from and against any and all claims, losses, liabilities, damages, costs, and expenses (including reasonable attorney's fees) arising from or related to any use or disclosure of the Licensed Software not permitted under this Agreement. In the event that GENEX is sued in a court of competent jurisdiction, 340Basics will defend, indemnify and hold GENEX harmless from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys fees) to the extent the allegation is based on any claim arising out of any use or modification of the Licensed Software not authorized under this Agreement, or on any claim arising out of any negligence or misconduct by 340Basics. 340Basics warrants that it will take reasonable precautions to encrypt transmissions and preserve the confidentiality of users' personal data and information and of its own data, and GENEX assumes no liability for the security of data transmitted by 340Basics to third parties outside the normal scope of operation of websites maintained and operated by GENEX, e.g., custom reports and the like or transmissions directly from 340Basics to third parties.

b)      GENEX Indemnity: In the event that 340Basics is sued in a court of competent jurisdiction for any claim that the Licensed Software, or its use as authorized hereunder, infringes or misappropriates any intellectual property right of any third party, GENEX will defend, indemnify and hold 340Basics harmless from and against any and all claims, losses, liabilities, damages, costs, and expenses (including reasonable attorney's fees). Genex warrants that it will take reasonable precautions to encrypt transmissions and preserve the confidentiality of users' personal data and information.

c)      EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTY TO THE OTHER AND ALL OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED. EXCEPT FOR PAYMENTS OWED HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA, COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, SERVICES, OR ANY CLAIMS BY THIRD PARTIES (INCLUDING BUT NOT LIMITED TO ANY DEFENSE THEREOF). THE LICENSED SOFTWARE IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND/OR FITNESS FOR A PARTICULAR PURPOSE. Liability of Genex for any and all claims arising out of or relating to this Agreement shall, in the aggregate, not exceed one (1) month's average billing to 340Basics taken over the twelve (12) months preceding the month in which the damage or injury is alleged to have occurred, but if this Agreement has not been in effect for twelve (12) months preceding such date, then over such fewer number of preceding full months that this Agreement has been in effect.

7.                   TERM AND TERMINATION

a)      Term: This Agreement and the license granted herein shall be effective from the Effective Date, or first use of the Licensed Software, whichever event occurs first. The term of this Agreement shall run until terminated in accordance with this Section 6.

b)      Termination for Cause: This Agreement may be terminated immediately if either party materially fails to perform or comply with any provisions of this Agreement.

c)      Termination for Convenience: This Agreement may be terminated by either party as of the anniversary hereof, upon three months written notice, provided all payments due hereunder have been made through the effective date of termination.

d)      Effects of Termination: Upon termination, 340Basics shall immediately discontinue all further use of the Licensed Software, including but not limited to use in support of any 340Basics Product, or any sale of 340Basics Product utilizing the Licensed Software, and shall destroy any tangible media held on which the Licensed Software exists, and remove the Licensed Software from any and all systems.

8.         INJUNCTIVE RELIEF. 340Basics agrees that the provisions in this Agreement regarding unauthorized use of the Licensed Software and nondisclosure are necessary to protect the legitimate business interests of GENEX. 340Basics also agrees that monetary damages alone cannot adequately compensate GENEX if there is a violation of such provisions by 340Basics and that injunctive relief is essential for the protection of GENEX. 340Basics agrees, therefore, that if GENEX alleges that 340Basics has breached or violated such provisions then, in addition to any other remedies it may have, GENEX will have the right to petition a court of competent jurisdiction, without the requirement for the posting of a bond, for injunctive relief against 340Basics in addition to all other remedies at law or in equity.

9.         CONFIDENTIALITY. 340Basics agrees that all source code, source documentation and underlying inventions, algorithms, know-how and ideas relating to the Licensed Software are

GENEX's proprietary information (hereinafter "Proprietary Information"). Except as expressly and unambiguously allowed herein, the 340Basics will hold in confidence and not disclose any Proprietary Information to any third party nor use same for any purpose not permitted hereunder. 340Basics and any third party receiving Proprietary Information as expressly allowed in this Agreement are in the aggregate the "receiving party." Proprietary Information is not intended to include, and does not include, information that (i) is in or enters the public domain without breach of this Agreement through no fault of the receiving party, (ii) the receiving party was legally in possession of prior to receiving it, (iii) the receiving party can demonstrate was developed by it independently and without use of, or reference to, Proprietary Information, or (iv) the receiving party receives lawfully from a third party not bound by obligations of confidentiality thereto. If receiving party is required to disclose Proprietary Information by law, court order, or government agency, such disclosure shall not be deemed a breach of this Agreement provided that receiving party gives GENEX prompt notice of such requirement in order to allow GENEX to object or limit such disclosure, receiving party cooperates with GENEX to protect Proprietary Information, and receiving party complies with any protective order in place and discloses only the information required by process of law. Obligations under this Section 8 survive the expiration or termination of this Agreement.

10. GENERAL.

a)      Notices: Notices under this Agreement shall be in writing, addressed to the Chief Executive Officer of the other party, and may be sent by hand-delivery, courier or telefacsimile.

b)      Governing Law: THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW JERSEY AND THE UNITED STATES WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS THEREOF AND WITHOUT REGARD TO THE UNIFORM COMMERCIAL CODE, THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS OR OTHER INTERNATIONAL SALES CONVENTIONS. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the state and federal courts located in New Jersey. Both parties consent to the exclusive jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by law.

c)      Entire Agreement: This Agreement is the entire agreement between the parties with respect to the subject matter hereof. It may not be modified except by a written agreement signed by an authorized representative of each party hereto.

d)      Force majeure: No liability shall result to any Party from any delay in performance or from nonperformance caused by circumstances beyond the reasonable control of the Party affected, including but not limited to, acts of God, fire, flood, explosion, war, terrorism, action or request of governmental authority, accident, labor trouble or shortage, unusually severe weather, electrical power failures, telecommunication outages, or any other circumstances of a similar or different nature beyond the reasonable control of the Party affected.

e)      Independent Contractors: Nothing in this Agreement shall operate to or be construed or interpreted as to render the Parties hereto as other than independent contractors, nor shall anything in this Agreement operate or be construed or interpreted as to render any Party, or any of such Party's employees, agents or contractors, to be employees, agents, associates, joint ventures or partners of the other Party.

t)    Severability: If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

g)      Waiver: No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

h)      Assignment: Neither this Agreement, nor any rights, licenses or obligations hereunder, may be assigned, transferred or sublicensed by 340Basics without the prior written approval of GENEX.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth at the beginning of this Agreement.  All signed copies of this Agreement shall be deemed to be originals.

Genex Consulting, LLC                                 340Basics

/S/ Anula Courtis                                               /S/ Natasha Giordano

Signature                                                          Signature

Anula Courtis                                                    Natasha Giordano

Name                                                               Name

President                                                          President and Chief Executive Officer

Title                                                                 Title

March 27, 2014                                                 March 27, 2014

Date                                                                 Date